September 22, 2009

Securities and Exchange Commission
100 F Street, N.E.
Washington, D.C. 20549-7561

Dear Sirs/Madams:

We have read Item 4.01 of China Health Industries Holdings Inc’s Form 8-K dated September 22, 2009, and have the following  comments:

1. We agree with the statements made as they pertain to our firm.

2. We have no basis on which to agree or disagree with any other statements made in Item 4.01.

Yours truly,

/s/George Qin
Malone & Bailey, PC
Houston, Texas